Sub-Item 77C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders (the "Meeting") of the Formula
Investing U.S. Value 1000 Fund and
Formula Investing U.S. Value Select Fund (each, an "Acquired
Fund" and collectively, the "Acquired Funds") was held on February 5, 2014 for the following purpose:

To consider and act upon an Agreement and Plan of Reorganization between each Acquired Fund identified below and the corresponding Acquiring Fund identified below (the "Acquiring Fund") providing for: (i) the transfer of all of the assets of the Acquired Fund in exchange solely for class shares of the corresponding Acquiring Fund as set forth in the table below and the assumption by the Acquiring Fund of all of the liabilities of the corresponding Acquired Fund; (ii) the distribution of shares of the Acquiring Fund to shareholders of the corresponding Acquired Fund as set forth in the table below; and
(iii) the liquidation and dissolution of each Acquired Fund (each, a "Reorganization" and collectively, the "Reorganizations").

Acquired Funds and                      Acquiring Funds and Corresponding
Share Classes                           Share Classes

Formula Investing U.S. Value 1000 Fund:.......Gotham Enhanced Return Fund

Class A                                         Institutional Class
Class I                                         Institutional Class

Formula Investing U.S. Value Select Fund:.....Gotham Enhanced Return Fund

Class A                                         Institutional Class
Class I                                         Institutional Class

Each Acquired Fund's shareholders of record at the close of business on December 16, 2013 (the "Record Date") were entitled to attend the Meeting or submit proxies. As of the Record Date, the Formula Investing U.S. Value 1000 Fund had 4,216,922.097 shares and the Formula Investing U.S. Value Select Fund had 21,353,316.013 shares outstanding.

At the Meeting, each Acquired Fund's shareholders approved the Agreement and Plan of Reorganization. The results of the voting for the proposed Reorganizations were as follows:

Formula Investing U.S. Value 1000 Fund

For Votes: 2,470,880.109
Against Votes: 193,442.567
Abstained Votes: 34,501.000
Broker Non-Votes: - 0 -



Formula Investing U.S. Value Select Fund

For Votes: 10,281,094.579
Against Votes: 1,143,683.853
Abstained Votes: 221,282.181
Broker Non-Votes: - 0 -